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                     July 15, 2020

       A. Robert Doyle
       Chief Financial Officer
       Pan American Silver Corporation
       1500-625 Howe Street
       Vancouver, British Columbia
       V6C 2T6

                                                        Re: Pan American Silver
Corp.
                                                            Form 40-F for the
Year Ended December 31, 2019
                                                            Filed March 12,
2020
                                                            File No. 000-13727

       Dear Mr. Doyle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation